PRESS RELEASE

SMART PEOPLE
SUPERB TECHNOLOGY

ssctech.com

Exhibit 99.1

SS&C Technologies Reports Selected Preliminary Third Quarter 2018 Results

WINDSOR, CT, October 22, 2018 (PR NEWSWIRE) – SS&C Technologies Holdings, Inc. (Nasdaq: SSNC), a global provider of financial services software and software-enabled services, is providing selected preliminary results for the third quarter ended September 30, 2018.

Based on preliminary unaudited information, SS&C Technologies expects to report third quarter 2018 revenue ranging between $990.4 million to $992.4 million, up approximately 137.0 percent compared to revenue of $418.3 million in the third quarter of 2017.  SS&C Technologies expects to report adjusted revenue ranging between $1,000.8 million to $1,002.8 million in the third quarter of 2018, up approximately 138.8 percent compared to $419.6 million of adjusted revenue in the third quarter of 2017.

Net income in the third quarter of 2018 is expected to range between $51.3 million to $58.9 million, and adjusted net income in the third quarter of 2018 is expected to range between $196.9 million to $199.8 million.  This compares to previous guidance provided by the Company at the end of the second quarter of 2018 of third quarter 2018 adjusted net income of between $162.0 million to $168.0 million. Based on expected fully diluted outstanding shares of approximately 252.6 million, we expect diluted earnings per share (“EPS”) to be in the range of $0.20 to $0.23 and adjusted diluted EPS to be in the range of $0.78 to $0.79, a decrease of approximately 26.7 percent and an increase of approximately 58.0 percent, respectively, compared to diluted EPS and adjusted diluted EPS in the third quarter of 2017. This assumes an adjusted tax rate of approximately 26.0 percent for the third quarter of 2018.

“SS&C continues to execute. Our markets remain robust and we are delivering significant value to our customers. DST, in particular, is making significant progress and we expect to significantly outperform our $175 million, three-year synergy target,” said Bill Stone, Chairman and Chief Executive Officer of SS&C Technologies. “Our overall lower cost structure led to a substantial beat of our previous earnings guidance. We will update Q4 guidance on October 31st when we release our full Q3 earnings report.”

The Company plans to update its fourth quarter and full year outlook on the third quarter 2018 earnings call scheduled for October 31, 2018.

Details of the earnings release are as follows:

News Release: To be released on October 31, 2018. The release will be available over PR Newswire and from SS&C’s website at www.ssctech.com. To receive the press release via email immediately after wire distribution, visit investor.ssctech.com and click on Email Alerts.

Earnings Call: Dial 844-343-4183 (US and Canada) or 647-689-5128 (International), and request the “SS&C Technologies Third Quarter 2018 Conference Call”; conference ID #5254116.

Audio Replay: A replay of the earnings call can be heard after 8:00 p.m. on October 31, 2018, until midnight on November 6, 2018. The dial-in number is 800-585-8367 (US and Canada) or 416-621-4642 (International); access code #5254116. The call will also be available for replay on SS&C’s website after October 31, 2018; access: http://investor.ssctech.com/results.cfm

Important Note on Third Quarter 2018 Preliminary Estimates:

The financial information included herein for the third quarter of 2018 are preliminary, unaudited estimates and may change materially, including as a result of the finalization of financial statements for the Company’s third quarter ended September 30, 2018, completion of review procedures performed by the Company’s independent registered public accounting firm, and other factors and adjustments related to the Company’s financial reporting process. The preceding estimates are based on the Company’s internal estimates and information available as of the date hereof. There can be no assurance that our final results for the quarter will not differ from these estimates and that such changes will not be material; accordingly, these statements should not be viewed or relied upon as a substitute for complete financial statements to be prepared in accordance with generally accepted accounting principles (GAAP) and filed with the Securities and Exchange Commission or as a measure of our actual performance.

Non-GAAP Financial Measures

The Company has included in this release of preliminary results adjusted revenue, adjusted net income and adjusted diluted EPS which the Securities and Exchange Commission defines as "non-GAAP financial measures." See the accompanying notes for the reconciliations and definitions for each of these non-GAAP financial measures and the reasons our management believes these measures provide useful information to investors regarding our financial condition and results of operations.

Forward-Looking Statements

Statements contained in this press release relating to the Company’s estimated results for the third quarter of 2018 constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those estimated. Such risks and uncertainties include, but are not limited to, limitations inherent in the Company’s ability to estimate its results for the third quarter of 2018 prior to finalization of such results and review of the same by the Company’s independent auditors, including limitations on the Company’s ability to accurately estimate its effective tax rate for the quarter, the state of the economy and the financial services industry and other industries in which the Company’s clients operate, the Company’s ability to realize anticipated benefits from its acquisitions, including DST Systems, the effect of the customer consolidation on demand for the Company’s products and services, the increasing focus of the Company’s business on the hedge fund industry, the variability of revenue as a result of activity in the securities markets, the ability to retain and attract clients, fluctuations in customer demand for the Company’s products and services, the intensity of competition with respect to the Company’s products and services, the exposure to litigation and other claims, terrorist activities and other catastrophic events, disruptions, attacks or failures affecting the Company’s software-enabled services, risks associated with the Company’s foreign operations, privacy concerns relating to the collection and storage of person information, evolving regulations and increased scrutiny from regulators, the Company’s ability to protect intellectual property assets and litigation regarding intellectual property rights, delays in product development, investment decisions concerning cash balances, regulatory and tax risks, risks associated with the Company’s joint ventures, changes in accounting standards, risks related to the Company’s substantial indebtedness, the market price of the Company’s stock prevailing from time to time, and the risks discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission and can also be accessed on our website. Forward-looking statements speak only as of the date on which they are made and, except to the extent required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements.

SMART PEOPLE
SUPERB TECHNOLOGY

ssctech.com | solution@sscinc.com

SS&C Technologies Holdings, Inc.

Disclosures Relating to Non-GAAP Financial Measures

Reconciliation of Revenues to Adjusted Revenues

Adjusted revenues represents revenues adjusted to include a) amounts that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and b) amounts that would have been recognized if not for adjustments to deferred revenue and retained earnings related to the adoption of ASC 606.  Adjusted revenues is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of the Company’s business.  Adjusted revenues is not a recognized term under generally accepted accounting principles (“GAAP”).  Adjusted revenues does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance.  Adjusted revenues as presented herein is not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted revenues to revenues, the GAAP measure we believe to be most directly comparable to adjusted revenues.

	For the Three Months Ended September 30, 2018
	Range
(in millions)	Low	High
Revenues	$990.4	$992.4
ASC 606 adoption impact	7.2	7.2
Purchase accounting adjustments impact on revenue	3.2	3.2
Adjusted revenues	$1,000.8	$1,002.8

Note 2. Reconciliation of Net Income to Adjusted Net Income and Diluted Earnings per Share to Adjusted Diluted Earnings per Share

Adjusted net income and adjusted diluted earnings per share represent net income and earnings per share before amortization of intangible assets and deferred financing costs, stock-based compensation, capital-based taxes and other items. We consider adjusted net income and adjusted diluted earnings per share to be important to management and investors because they represent our operational performance exclusive of the effects of amortization of intangible assets and deferred financing costs, stock-based compensation, capital-based taxes, other unusual and non-recurring items, purchase accounting adjustments, and loss on extinguishment of debt that are not operational in nature or comparable to those of our competitors. Adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP. Adjusted net income and adjusted diluted earnings per share do not represent net income or diluted earnings per share, as those terms are defined under GAAP, and should not be considered as alternatives to net income or diluted earnings per share as indicators of our operating performance. Adjusted net income and adjusted diluted earnings per share as presented herein are not necessarily comparable to similarly titled measures presented by other companies. Below is a reconciliation of adjusted net income and adjusted diluted earnings per share to net income and diluted earnings per share, the GAAP measures we believe to be most directly comparable to adjusted net income and adjusted diluted earnings per share.

	For the Three Months Ended September 30, 2018
	Range
(in millions, except per share data)	Low	High
GAAP – Net income	$51.3	$58.9
Plus: Amortization of intangible assets	114.4	114.4
Plus: Amortization of deferred financing costs and original issue discount	3.4	3.4
Plus: Stock-based compensation	18.4	18.4
Plus: Purchase accounting adjustments (1)	13.6	13.6
Plus: ASC 606 adoption impact	7.3	7.3
Less: Equity in earnings of unconsolidated affiliates	(1.6)	(1.6)
Less: Other (2)	(3.4)	(3.4)
Income tax effect (3)	(6.5)	(11.2)
Adjusted net income	$196.9	$199.8
Adjusted diluted earnings per share	$0.78	$0.79
GAAP diluted earnings per share	$0.20	$0.23
Diluted weighted-average shares outstanding	252.6	252.6

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance.  These include expenses and income related to currency transactions, facilities and workforce restructuring, legal settlements and business combinations.

(3)

An estimated normalized effective tax rate of approximately 26% for the three months ended September 30, 2018 has been used to adjust the provision for income taxes for the purpose of computing adjusted net income.  We have not finalized the determination of our actual effective tax rate for the three months ended September 30, 2018 and the actual effective tax rate may be higher than our estimate, in which case our net income, adjusted net income, diluted earnings per share and adjusted diluted earnings per share as reported for the three months ended September 30, 2018 may be lower than that contained in this press release.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software for the global financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut and has offices around the world. Some 13,000 financial services and healthcare organizations, from the world’s largest institutions to local firms, manage and account for their investments using SS&C’s products and services.

Additional information about

SS&C (Nasdaq:SSNC) is available at www.ssctech.com.

Follow SS&C on Twitter, Linkedin and Facebook.

For more information

Patrick Pedonti | Chief

Financial Officer, SS&C

Technologies

Tel: +1-860-298-4738 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com